Exhibit 99.1


                    FOR IMMEDIATE RELEASE


   Monongahela Power Company Adjourns Meeting of Preferred
                        Shareholders
                   Until October 12, 2000


     Hagerstown, Md., September 12, 2000 -- Monongahela Power Company, a subsidiary of Allegheny Energy, Inc. (NYSE:
AYE), has adjourned its special meeting of preferred shareholders until 10 a.m. on Oct. 12, 2000, in order to further solicit votes on an amendment to the Company's Articles of Incorporation, which would remove a provision that limits the Company's ability to issue or assume unsecured debt.

     Proxies that have already been executed will remain effective for use at the October meeting, and the Company has extended the time for submitting proxies up to 5 p.m., Eastern Standard Time, on Oct. 11, 2000.

     Monongahela Power Company, an Allegheny Energy company, is an energy provider serving parts of Ohio and West
Virginia.


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